EXHIBIT 99(A)

Monday  February  4,  10:27  am  Eastern  Time
PRESS  RELEASE
         GREENLAND CORPORATION ACQUIRES $5.1M SYSTEMS COMPANY: W3M, INC.
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CARLSBAD,  Calif.,  Feb.  4 /PRNewswire-FirstCall/ -- Greenland Corporation (OTC
Bulletin  Board:  GLCP  -  news)  announced  today  the  signing of a definitive
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agreement to acquire W3M, Inc., the parent of Paradigm Cabling Systems, a market niche specialist in data communications and network project management. With revenues of over $5.1 million in the fiscal year just completed, Paradigm provides a variety of engineering and ``last mile'' installation services to corporate and government customers throughout Southern California including Verizon Communications, SBC/Pacific Bell, UPS, Indyme and the City of Irvine, among others. The transaction, which is valued at approximately $2.93 million plus related transaction costs, has been facilitated using long-term debt, paid in installments over a thirty-six month period. Although basic administrative functions will be consolidated immediately, Paradigm will remain an incorporated subsidiary under Greenland.
Mr. T. A. ``Kip'' Hyde, Jr., Chairman and CEO of Greenland stated, ``Acquiring Paradigm as an internal profit center is a major step towards fulfilling our goal of building a solid infrastructure for Greenland's transaction processing and software businesses. With Paradigm's expertise in-house, Greenland's wholly-owned subsidiary, Check Central will have the ability to obtain favorable network pricing, installation and management services for our MAXcash(TM) ABM(TM) and Check Central Solutions(TM) customers on an as needed basis. Just as important, with this first acquisition, Greenland now has a firm foundation for growing revenues and earnings.''
Located in Yorba Linda, California, Paradigm has 38 employees, with operations throughout Southern California. Paradigm has a proven track record of sales growth, and is a recognized leader in its market segment. Paradigm offers a wide range of communications, network and electrical services for voice, data, video and systems integration. Strategic vendor and certified manufacturer relationships include, Siemon, Tyco/AMP, Ortronics, Leviton and General Cable. Mr. Hyde continued, ``While the bulk of Paradigm's current revenues are derived from structured cabling installation solutions, the extensive engineering and technical backgrounds of its key employees lend themselves to offering an even greater array of recurring revenue services, for example in comprehensive network design and support. In addition, with the added visibility, assets and administrative resources provided by Greenland, Paradigm will have the opportunity to pursue larger projects and continue to more rapidly expand its core businesses.''
Mr. Mike Cummings, President of W3M, Inc./Paradigm said, ``We are very pleased to become part of the Greenland corporate family, and are looking forward to working with the management team. As a result of this transaction, we expect to be able to increase our sales significantly over the next several years, while also providing basic support services to Check Central and other future Greenland acquisitions.''
The transaction is expected to close within thirty-days, subject to auditor review, obligatory regulatory approvals and 8-K filing.
About  Greenland  Corporation
Greenland Corporation is an information technology holding company, with business and equity interests in network, data and communications systems, data storage and systems integration. Greenland's wholly owned subsidiary, Check Central, is the developer of the Check Central Solutions(TM) transaction processing system software and related MAXcash(TM) Automated Banking Machine(TM) (ABM(TM)) kiosk designed to provide self-service check cashing and ATM-banking functionality, as well as open platform capability for future products and services. The Company's common stock trades on the OTC Bulletin Board under the symbol ``GLCP.'' Visit Greenland Corporation on the Internet at www.greenlandcorp.com .